EXHIBIT 10.10

FIRST AMENDMENT TO OFFER LETTER

THIS FIRST AMENDMENT TO OFFER LETTER (the “Amendment”) is made and entered into, effective as of January 8, 2016 (the “Effective Date”), by and between EXICURE, INC. a Delaware corporation (the “Company”), and DR. EKAMBARESWARA RAO KANDIMALLA (“Employee”), with reference to the following facts:

RECITALS:

A. The parties previously executed that certain letter agreement dated September 16, 2015, “Re: Offer of Employment” (the “Offer Letter”), pursuant to which the Company employs Employee as its Chief Scientific Officer.

B. The parties have agreed to execute this Amendment in order to memorialize certain agreements regarding Employee’s severance benefits.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. AMENDMENT OF OFFER LETTER. The Offer Letter is hereby amended as follows.

1.1 TERMINATION. The paragraph entitled “Termination” is hereby amended and replaced in its entirety with the following:

“Termination. Your employment by the Company is at will and may be terminated at any time by you, with 14 days prior written notice, or by the Company. Nothing contained in this letter or the Confidentiality, Non-Compete, Non-Hire, Non-Disparagement, and Work Product Agreement will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time. Upon your termination of employment, the Company will pay to you your salary through your date of termination and such other benefits in which you are vested or are otherwise entitled through the date of your termination. Except as expressly provided above or by law, the Company will have no further obligations to you following your termination of employment. In the event that you are terminated by the Company other than for Cause, you will be entitled to a severance benefit in the amount of 6 months salary continuation (Termination without Cause), or in the case of “Double Trigger” per above, 6 months salary plus full bonus target and full acceleration of any unvested equity (Termination without Cause for Good Reason under Change in Control). If you are terminated for Cause, you forfeit all option rights an there is no severance. “Cause” would mean: (i) your indictment or conviction or plea of nolo contender or guilty plea with respect to any crime of moral turpitude or any felony arising from any act of fraud, misappropriation, embezzlement or material misconduct on your part, or (ii) your failure substantially to follow directives of your immediate supervisor, not inconsistent with the terms of your intended duties and your failure to correct same within fifteen (15) business days after notice from your immediate supervisor.”

2. MISCELLANEOUS. Except as expressly modified by Section 1, above, the Offer Letter is hereby ratified and confirmed and shall remain in full force and effect. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Amendment that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party’s original signature.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the Effective Date set forth above.

“COMPANY:”	“EMPLOYEE:”

EXICURE, INC., a Delaware corporation

By	/s/ David S. Snyder	/s/ Ekambareswara Rao Kandimalla
	David S. Snyder	Ekambareswara Rao Kandimalla

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